Exhibit 16.1

August 14, 2026

Private and Confidential

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C 20549

Dear Sirs/Madams:

Re: Optimi Health Corp.

We have read the “Change in Registrant’s Certifying Accountant” section of Optimi Health Corp.’s Registration Statement on Form F-1 filed on or about August 14, 2026, and we agree with the statements made therein.

Yours truly,

/s/ Smythe LLP

Smythe LLP

Chartered Professional Accountants